AMENDMENT TO
THE SERVICE AGREEMENT

THIS AMENDMENT TO THE SERVICE AGREEMENT (this “Amendment”) is made and entered into effective as of May 7, 2019 (the “Effective Date”) by and between HOWDEN GROUP LTD (the “Company”) and IAN BRANDER (the “Executive”). This Amendment amends that certain Service Agreement between the the Company and the Executive, dated as of December 3, 2010 (the “Service Agreement”). Capitalized terms used and not otherwise defined herein will have the meanings assigned to them in the Service Agreement.

RECITALS

WHEREAS, the Company and the Executive previously entered into the Service Agreement;

WHEREAS, the Company is considering certain strategic options regarding the Company’s Air and Gas Handling division business, and, in contemplation thereof, the Company and the Executive desire to amend the Service Agreement as set forth herein, effective as of the Effective Date; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    The first sentence of Section 4.1 is hereby replaced in its entirety with the following:

The Executive will be paid by the Company monthly for his services during his employment a salary at the date of £384,201 per annum or at such higher rate or rates as the Board may determine and notify to the Executive in writing.

2.    The following sentences are hereby added to the end of Section 6.4:

Without limiting the foregoing, the Executive will be eligible to participate in the Company’s Management Incentive Plan (the “MIP”). Notwithstanding any language to the contrary in the MIP, with respect to the Executive’s MIP bonus for the year in which Closing (as defined below) occurs (the “Applicable Year”):

(i)
In the event the Executive’s employment continues with the acquiring entity following the Closing, the Executive will be eligible for his MIP bonus for the Applicable Year with the business metric portion of the bonus based entirely on Howden performance (the “MIP Bonus”) and consistent with the current MIP Bonus Plan, 2019 metrics and achievement calculation, provided that the Executive’s Individual Performance Factor (as such terms are defined in the MIP Bonus Plan) shall automatically be deemed to be achieved at 100% of target. The MIP Bonus, to the extent earned, shall be paid in April 2020 or earlier (as determined by the acquiring entity) (such applicable payment date, the “MIP Payment Date”) subject to the Executive’s continued employment through March 31, 2020. For the avoidance of doubt, to the extent the Executive is terminated following March 31, 2020 but prior to the MIP Payment Date, the Executive shall be entitled to the Executive’s MIP Bonus for the Applicable Year to the extent earned, and such bonus shall be paid on the MIP Payment Date.

(ii)
In the event the Executive is given notice of termination, upon Closing or after Closing but prior to the MIP payment date by the applicable acquiring entity or at the direction of such acquiring entity, in either case, other than as a result of a termination pursuant to Section 15.3 subsections (B) thru (E), the Executive (or in the case of a termination as a result of death, the Executive’s heirs) will be entitled to the full MIP Bonus for the Applicable Year with no pro ration, which will be paid as soon as practicable following notice being given.

3.    Section 6 of the Service Agreement is hereby amended by adding the following clauses:

6.5 In addition to the bonuses described in 6.4, the Executive is eligible to receive a one-time cash bonus in the amount of $2,000,000 (less any deductions required by law) (the “Retention Bonus”), payable in a lump sum within thirty (30) days following Closing (as defined below), subject to the Executive’s continued employment through the Closing provided that in the event the Executive is terminated as a result of circumstances described in 15.3(A) prior to Closing, the Executive shall be eligible to receive the Retention Bonus and the Retention Bonus shall be paid to the Executive (or the Executive’s heirs, as applicable) within thirty (30) days following Closing. The Company, in its sole discretion, may increase the amount of the Retention Bonus by up to $1,000,000 based on the Company and Executive’s performance through Closing (including, but not limited to, delivering orders, adjusted operating profits and working capital on budget through Closing). Notwithstanding the foregoing, in the event the Executive receives the 2020 Bonus, the Executive will not be entitled to receive, and will not receive, the Retention Bonus. “Closing” will mean the consummation of the sale of (i) a majority of the outstanding equity securities of one or more subsidiaries of Colfax Corporation that collectively operate the Company’s Air and Gas Handling division (the “Business”) and/or (ii) all or substantially all of the assets of the Business (such sale, the “Proposed Transaction”). In the event the definitive agreements governing the Proposed Transaction are not executed before March 31, 2020, this Section 6.5 will automatically become null and void and without further force or effect, and no Retention Bonus will be paid under this Section 6.5.

6.6    In addition to the bonuses described in 6.4, the Executive is eligible to receive a one-time cash bonus in the amount of $600,000 (less any deductions required by law), payable within thirty (30) days following March 31, 2020 (the “2020 Bonus”). Payment of the 2020 Bonus is subject to the Executive’s continued employment through March 31, 2020 provided that in the event the Executive is terminated as a result of circumstances described in 15.3(A) prior to such date, the Executive shall be eligible to receive the 2020 Bonus and the 2020 Bonus shall be paid to the Executive (or the Executive’s heirs, as applicable) within thirty (30) days following March 31, 2020. Notwithstanding the foregoing, in the event the Executive receives the Retention Bonus, the Executive will not be entitled to receive, and will not receive, the 2020 Bonus.

4.     Section 15.1 is hereby deleted in its entirety and replaced with the following:

The company may only terminate the Executives employment in accordance with clause 2.1 after the completion of the duration of the notice period as defined in clause 2.1 with the exception of termination under clause 15.3. For the avoidance of doubt the executive will remain an employee during the notice period and entitled to full salary, benefits, bonuses and equity plan payments (including retirement provisions) during the notice period.

Sections 15.2.1, 15.2.2, 15.2.3, 15.2.4, 15.2.5, 15.2.6 are hereby deleted in their entirety.

5.    This Amendment will only serve to amend and modify the Service Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Service Agreement which are not specifically modified, amended and/or waived herein will remain in full force and effect and will not be altered by any provisions herein contained. All prior Service Agreements, promises, negotiations and representations, either oral or written, legally binding or not, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

6.     This Amendment will not be amended, modified or supplemented except by a written instrument signed by the parties hereto. The failure of a party to insist on strict adherence to any term of this Amendment on any occasion will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment. No waiver of any provision of this Amendment will be construed as a waiver of any other provision of this Amendment. Any waiver must be in writing.

7.    This Amendment will inure to the benefit of the Company and its successors and assigns and will be binding upon the Company and its successors and assigns. This Amendment is personal to Executive, and Executive will not assign or delegate his rights or duties under this Amendment, and any such assignment or delegation will be null and void.

8.    This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

HOWDEN GROUP LTD.
By:/s/ Daniel Pryor
Authorized Signatory
IAN BRANDER
By: /s/ Ian Brander